                  As filed with the Securities and Exchange
                      Commission on September 13, 1996
                                                         Registration No. 333-
________________________________________________________________________________

                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                   FORM S-8
 (Including registration of shares for resale by means of a Form S-3 Prospectus)

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           ________________________

                         SUN COMMUNITIES, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENT)


                  MARYLAND                                       38-2730780
(State or Other Jurisdiction of Incorporation or              (I.R.S. Employer
                Organization)                                Identification No.)

                     _______________________________________

                           31700 MIDDLEBELT ROAD
                                   SUITE 145
                        FARMINGTON HILLS, MICHIGAN 48334
                    (Address of Principal Executive Offices)

            ________________________________________________________

                  AMENDED AND RESTATED 1993 STOCK OPTION PLAN
       AMENDED AND RESTATED 1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                            (Full title of the plan)
            ________________________________________________________

                              GARY A. SHIFFMAN
                                  PRESIDENT
                            SUN COMMUNITIES, INC.
                            31700 MIDDLEBELT ROAD
                                  SUITE 145
                      FARMINGTON HILLS, MICHIGAN 48334
                               (810) 932-3100
   (Name, Address, and Telephone Number, Including Area Code, of Agent for
                                    Service)

                        Copies of all correspondence to:

                             JEFFREY M. WEISS, ESQ.
                       JAFFE, RAITT, HEUER & WEISS, P.C.
                              ONE WOODWARD AVENUE
                                   SUITE 2400
                            DETROIT, MICHIGAN  48226

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this Registration Statement and from time to time thereafter as determined by market conditions.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. __X__

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ______.
                               _______________

                        CALCULATION OF REGISTRATION FEE


                                                                                            Proposed
 Title of Securities                            Amount to be     Proposed Maximum           Maximum Aggregate  Amount of
 to be Registered                               Registered(1)    Offering Price Per Share   Offering Price     Registration Fee
 -------------------                            -------------    ------------------------   -----------------  ----------------

 Common Stock, par value $.01 per share:
   To be issued under 1993 Stock
   Option Plan . . . . . . . . . . . . . .  1,005,766 shares (2)           $25.19           $25,335,245.54      $8,737
   Issued under 1993 Stock Option Plan . .    355,747 shares (3)           $28.31           $10,071,197.57      $3,473

   To be issued under 1993 Non-Employee
     Director Stock Option Plan  . . . . .     97,334 shares (4)           $27.65            $2,691,285.10        $929
   Issued under 1993 Non-Employee
     Director Stock Option Plan  . . . . .      2,666 shares (5)           $28.31               $75,474.46         $27
          TOTAL                             1,461,513 shares                                $38,173,202.67     $13,166



(1) Includes an indeterminate number of shares of Common Stock that may be issued by reason of stock splits, stock dividends or other similar transactions. For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into four sub-totals.

(2) Computed in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933. Such computation is based on the weighted average exercise price of $20.65 per share covering 409,750 outstanding options and the estimated exercise price of $28.31 per share covering 596,016 authorized but unissued shares. The estimated exercise price of $28.31 per share was computed in accordance with Rule 457 by averaging the high and low prices of a share of Common Stock as reported by the New York Stock Exchange on September 6, 1996.

(3) Computed in accordance with Rule 457(c) under the Securities Act of 1933.

(4) Computed in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933. Such computation is based on the weighted average exercise price of $21.75 per share covering 9,834 outstanding options and the estimated exercise price of $28.31 per share covering 87,500 authorized but unissued shares. The estimated exercise price of $28.31 per share was computed in accordance with Rule 457 by averaging the high and low prices of a share of Common Stock as reported by the New York Stock Exchange on September 6, 1996.

(5) Computed in accordance with Rule 457(c) under the Securities Act of 1933.

                                EXPLANATORY NOTE

         This Registration Statement contains two parts. The first part contains a Reoffer Prospectus ("Prospectus") prepared in accordance with the requirements of Part I of Form S-3 (in accordance with Section C of the General Instructions to Form S-8) which covers reoffers and resales by "affiliates" (as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act")), of shares of Common Stock, $.01 par value per share ("Common Stock"), of Sun Communities, Inc. (the "Company") which will be or have been issued to directors and key employees or consultants pursuant to the exercise of options granted to employees, consultants and/or directors pursuant to the Sun Communities, Inc. Amended and Restated 1993 Stock Option Plan (the "Employee Option Plan") and/or the Sun Communities, Inc. Amended and Restated 1993 Non-Employee Director Stock Option Plan (the "Director Option Plan" and together with the Employee Option Plan, the "Plans"). The Form S-3 Prospectus filed herewith may be utilized for reofferings and resales of registered shares of Common Stock which may be issued in the future upon the exercise of options granted under the Plans. The second part of this Registration Statement contains "Information Required in the Registration Statement" pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the information with respect to the Plans specified by Part I is not filed with the Securities and Exchange Commission (the "Commission"), but a document containing such information has been sent or given to each person eligible to participate in each of the Plans as specified by Rule 428(b)(1) under the Securities Act.

                  Reoffer Prospectus dated September 13, 1996

PROSPECTUS

                             SUN COMMUNITIES, INC.

                                 620,747 SHARES

                                  COMMON STOCK

         This Reoffer Prospectus (this "Prospectus") is being used in connection with the offering from time to time by certain stockholders (the "Selling Stockholders") of Sun Communities, Inc. (the "Company"), of shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company which have been or may be acquired upon the exercise of stock options granted pursuant to the Sun Communities, Inc. Amended and Restated 1993 Stock Option Plan (the "Employee Option Plan") and/or the Sun Communities, Inc. Amended and Restated 1993 Non-Employee Director Stock Option Plan (the "Director Option Plan" and together with the Employee Option Plan, the "Plans"). Options or shares of Common Stock may be issued under either of the Plans in amounts and to persons not presently known by the Company; when known, such persons, their holdings of Common Stock and certain other information may be included in a subsequent version of this Prospectus. The Company will receive no proceeds from the sale by the Selling Stockholders of the shares of Common Stock.

         The Common Stock issued or issuable upon exercise of the options covered by the Plans (collectively, the "Shares") may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the New York Stock Exchange (the "NYSE") at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. All discounts, commissions or fees incurred in connection with the sale of the Shares offered hereby will be paid by the Selling Stockholders or by the purchasers of the Shares, except that the expenses of preparing and filing this Prospectus and the related Registration Statement with the Securities and Exchange Commission (the "Commission"), and of registering or qualifying the Shares, will be paid by the Company.

         The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commission received by such broker may be deemed to be underwriting commissions under the Securities Act.

         The Shares are listed on the NYSE under the symbol "SUI." The closing price of the Shares as reported on the NYSE on September 6, 1996 was $28.375.

SEE "RISK FACTORS" ON PAGE 4 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES
                    ______________________________________
        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS.  ANY
                            REPRESENTATION TO THE
                                CONTRARY IS A
                              CRIMINAL OFFENSE.
                    ______________________________________

               The date of this Prospectus is September 13, 1996.

         No person is authorized to give any information or to make any representation, other than as contained herein, in connection with the offering described in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which it is unlawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that information herein is correct as of any time subsequent to the date hereof.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files, reports and other information with the Commission. Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock is listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-8 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act with respect to the Common Stock offered hereby.
This Prospectus does not contain portions of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference.

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on March 18, 1996, as amended by Form 10-K/A, filed with the Commission on April 18, 1996, and as amended by Form 10-K/A, filed with the Commission on May 3, 1996.

         2. The Company's current report on Form 8-K dated March 20, 1996 and filed with the Commission on March 26, 1996.

         3. The Company's current report on Form 8-K dated April 2, 1996 and filed with the Commission on April 4, 1996.

         4. The Company's current report on Form 8-K dated April 24, 1996 and filed with the Commission on April 29, 1996.

         5. The Company's current report on Form 8-K dated May 1, 1996 and filed with the Commission on May 3, 1996.

         6. The Company's current report on Form 8-K dated August 20, 1996 and filed with the Commission on August 22, 1996.

         7. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed with the Commission on May 3, 1996.

         8. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission on August 14, 1996.

         9. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated November 23, 1993, No. 1-12616.

         All documents filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Jeffrey P. Jorissen, the Company's Senior Vice President and Chief Financial Officer at 31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334, telephone number
(810) 932-3100.

         As used herein, the term "Company" includes Sun Communities, Inc., a Maryland corporation, and one or more of its subsidiaries (including Sun Communities Operating Partnership (the "Operating Partnership"), Sun Communities Finance Limited Partnership (the "Financing Partnership"), Sun Home Services, Inc., and Sun Management, Inc.).


                                  THE COMPANY

         The Company owns and operates manufactured housing communities concentrated in the midwestern and southeastern United States. The Company is a fully integrated real estate company which, together with its affiliates and predecessors, has been in the business of acquiring, operating, and expanding manufactured housing communities since 1975. As of August 1, 1996, the Company owned and managed a portfolio of 79 manufactured housing community properties (the "Properties") located in twelve states and Canada containing an aggregate of approximately 28,600 developed sites and approximately 2,900 potential expansion sites. Consistent with the Company's strategy of growth through acquisitions, the Company has acquired 48 of the Properties since its initial public offering in December 1993. The Company believes that it is the largest United States owner of manufactured housing communities in the United States (by number of communities).

         The Company is the sole general partner of, and, as of August 1, 1996, held approximately 89% of the interests in, the Operating Partnership. Substantially all of the Company's assets are held by or through the Operating Partnership. The ownership and management of the Properties is allocated among the Subsidiaries; however, subject to the tax and other risks discussed in the section entitled "Risk Factors": (i) the Company controls the management of all the Properties either directly or through a management contract with Sun Management, Inc., a Michigan corporation ("Sun Management") cancelable upon 30 days written notice; and (ii) stockholders in the Company achieve substantially the same economic benefits as direct ownership, operation, and management of the Properties, except that 5% of the cash flow from operating activities of Sun Home Services, Inc., a Michigan corporation ("Home Services") and Sun Management (estimated to be an aggregate of no greater than approximately $2,000 in 1996) will be distributed to Gary A. Shiffman, Milton M. Shiffman (Gary A. Shiffman and Milton M. Shiffman are sometimes hereinafter collectively referred to as the "Principals"), and Jeffrey P. Jorissen, each an officer of the Company, as the holders of all the common stock of Home Services and Sun Management. There is no assurance that such distributions will not increase in the future. As sole general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions.

         The Company's executive and principal property management office is located at 31700 Middlebelt Road, Suite 145, Farmington Hills, Michigan 48334, and its telephone number is (810) 932-3100. The Company has regional property management offices in Elkhart, Indiana and Tampa, Florida.

                                  RISK FACTORS

         Prospective investors should carefully consider, among other factors, the matters described below.

CONFLICTS OF INTEREST

         Failure to Enforce Terms of Management Contract. Through their ownership of all of the common stock of Sun Management, the Principals and Jeffrey P. Jorissen, an officer of the Company (the Principals and Jeffrey P. Jorissen are sometimes hereinafter collectively referred to as the "Subsidiary Shareholders") have a 5% interest in Sun Management. Sun Management has entered into a management contract with the Financing Partnership with respect to each of the Properties subject to the Mortgage Debt (as defined below), which was not negotiated on an arm's length basis. The Subsidiary Shareholders will have a conflict of interest with respect to their obligations as officers and/or directors of the Company to enforce the terms of the management contract. The failure to enforce the material terms of this agreement could have an adverse effect on the Company. The Operating Partnership, on account of its ownership of the preferred stock of Sun Management, and the Subsidiary Shareholders, on account of their ownership of the common stock of Sun Management, are entitled to 95% and 5%, respectively, of cash flow from operating activities of Sun Management.

         Failure to Enforce Terms of Home Services Agreement. Through their ownership of all of the common stock of Home Services, the Subsidiary Shareholders have a 5% interest in Home Services. Home Services has entered into an agreement with the Operating Partnership for sales, brokerage, and leasing services, which was not negotiated on an arm's length basis. The Subsidiary Shareholders will have a conflict of interest with respect to their obligations as officers and/or directors of the Company to enforce the terms of the services agreement. The failure to enforce the material terms of this agreement could have an adverse effect on the Company. The Operating Partnership, on account of its ownership of the preferred stock of Home Services, and the Subsidiary Shareholders, on account of their ownership of the common stock of Home Services, are entitled to 95% and 5%, respectively, of the cash flow from operating activities of Home Services.

         Tax Consequences Upon Sale of Properties. Prior to the redemption of partnership interests in the Operating Partnership ("OP Units") for Common Stock, the Principals will have tax consequences different from those of the Company and its public stockholders upon the sale of any of the 24 Properties acquired from partnerships previously affiliated with the Principals (the "Sun Partnerships") and, therefore, the Principals and the Company, as partners in the Operating Partnership, may have different objectives regarding the appropriate pricing and timing of any sale of those Properties. Consequently, the Principals may influence the Company not to sell those Properties even though such sale might otherwise be financially advantageous to the Company.

PRINCIPALS' ABILITY TO EXERCISE INFLUENCE

         As of August 1, 1996, the Principals owned, in the aggregate, approximately 5% of the Common Stock (assuming redemption of all outstanding OP Units) and are exempt from certain limitations on ownership. See "-- Ownership Limits and Limits on Changes in Control." Accordingly, the Principals will have substantial influence on the Company and on the outcome of any matters submitted to the Company's stockholders for approval, which influence might not be consistent with the interests of other stockholders. In addition, although there is no current agreement, understanding, or arrangement for the Principals, as stockholders, to act together on any matter, the Principals would be in a position to exercise significant influence over the affairs of the Company if they were to act together in the future.

ADVERSE CONSEQUENCES OF DEBT FINANCING

         The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness will not be able to be refinanced, or that the terms of such refinancing will not be as favorable as the terms of such indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be transferred to the mortgagee with a consequent loss of income and asset value to the Company.

         As of August 1, 1996, the Financing Partnership had outstanding $30.0 million of indebtedness that is collateralized by mortgage liens on five of the Properties (the "Mortgage Debt"). If the Company fails to meet its obligations under the Mortgage Debt, the lender would be entitled to foreclose on all or some of the Properties securing such debt, which could have a material adverse effect on the Company and its ability to make expected distributions and could threaten the continued viability of the Company.

         The Company has a one-time right to obtain the release of one Property from the lien of the Mortgage Debt. In the event the Company desires to obtain the release of a Property from the lien of such debt, such release may only be obtained by satisfaction of each of the following: (i) prepayment of such debt in an amount equal to 125% of the loan amount allocated to the Property being released; (ii) payment of certain prepayment expenses that may be incurred by the lender in connection with a partial prepayment of such debt; and (iii) satisfaction of a specified debt service coverage ratio with respect to the remaining four Properties not being released. In the event the Company is unable to obtain the release of a Property from any such lien, it would be unable to consummate a sale of such Property which might otherwise be in the best interest of the Company.

CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT STOCKHOLDER APPROVAL

         The investment and financing policies of the Company, and its policies with respect to certain other activities, including its growth, debt, capitalization, distributions, REIT status, and operating policies, are determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Board of Directors without notice to or a vote of the stockholders of the Company. Accordingly, stockholders may not have control over changes in policies of the Company and changes in the Company's policies may not fully serve the interests of all stockholders.

DEPENDENCE ON KEY PERSONNEL

         The Company is dependent on the efforts of its executive officers, particularly the Principals. While the Company believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Company. The Company does not currently maintain or contemplate obtaining any "key-man" life insurance on the Principals.

OWNERSHIP LIMIT AND LIMITS ON CHANGES IN CONTROL

         9.8% Ownership Limit; Inapplicability to Founders. In order to qualify and maintain its qualification as a REIT, not more than 50% of the outstanding shares of the capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals. Thus, ownership of more than 9.8% of the outstanding shares of Common Stock by any single stockholder has been restricted, with certain exceptions, for the purpose of maintaining the Company's qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Such restrictions in the Company's charter do not apply to the Principals and Robert B. Bayer, a former director and officer of the Company (Robert B. Bayer and the Principals are sometimes hereinafter collectively referred to as the "Founders"), who may acquire additional shares of Common Stock through the redemption of OP Units, through the Stock Option Plan, from other stockholders or otherwise, but in no event will they be entitled to acquire additional shares such that the five largest beneficial owners of the Company's stock hold more than 50% of the total outstanding stock. Additionally, the Company's charter allows certain transfers of such shares without the transferees being subject to the 9.8% ownership limit, provided such transfers do not result in an increased concentration in the ownership of the Company. The Company's Board of Directors, upon receipt of a ruling from the Internal Revenue Service (the "Service"), an opinion of counsel or other evidence satisfactory to the Board of Directors and upon such other conditions as the Board of Directors may direct, may also exempt a proposed transferee from this restriction.

         The 9.8% ownership limit, as well as the ability of the Company to issue additional shares of Common Stock or shares of other stock (which may have rights and preferences over the Common Stock), may discourage a change of control of the Company and may also: (i) deter tender offers for the Common Stock, which offers may be advantageous to stockholders; and (ii) limit the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of 9.8% of the outstanding shares of the Company or otherwise effect a change of control of the Company.

         Staggered Board. The Board of Directors of the Company has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class's term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' interest.

         Preferred Stock. The Company's charter authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of Common Stock) of any shares issued. The power to issue preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' interest.

REAL ESTATE INVESTMENT CONSIDERATIONS

         General. Income from real property investments, and the Company's resulting ability to make expected distributions to stockholders, may be adversely affected by the general economic climate, local conditions such as oversupply of manufactured housing sites or a reduction in demand for manufactured housing sites in an area, the attractiveness of the Properties to tenants, zoning or other regulatory restrictions, competition from other available manufactured housing sites and alternative forms of housing (such as apartment buildings and site-built single-family homes), the ability of the Company to provide adequate maintenance and insurance, and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or sites were unable to be rented on favorable terms. If the Company were unable to promptly relet or renew the leases for a significant number of the sites, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Company's funds from operations and ability to make expected distributions to stockholders could be adversely affected. In addition, certain expenditures associated with each equity investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

         Competition. All of the Properties are located in developed areas that include other manufactured housing community properties. The number of competitive manufactured housing community properties in a particular area could have a material effect on the Company's ability to lease sites and on rents charged at the Properties or at any newly acquired properties. The Company may be competing with others that have greater resources than the Company and whose officers and directors have more experience than the Company's officers and directors. In addition, other forms of multi-family residential properties, such as private and federally funded or assisted multi-family housing projects and single-family housing, provide housing alternatives to potential tenants of manufactured housing communities.

         Changes in Laws. Costs resulting from changes in real estate tax laws generally may be passed through to tenants and will not affect the Company. Increases in income, service or other taxes, however, generally are not passed through to tenants under leases and may adversely affect the Company's funds from operations and its ability to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Company's funds from operations and its ability to make distributions to stockholders.

         Investments in Mortgages. Although the Company currently has no plans to invest in mortgages other than an approximately $4.0 million mortgage loan it has made to an entity that operates two manufactured housing communities in Alberta, Canada (the "Canadian Mortgage"), the Company may invest in additional mortgages in the future. By virtue of its investment in the Canadian Mortgage and if the Company were to invest in additional mortgages, it is and would be subject to the risks of such investment, which include the risk that borrowers may not be able to make debt service payments or pay principal when due, the risk that the value of mortgaged property may be less than the amounts owed, and the risk that interest rates payable on the mortgages may be lower than the Company's costs of funds. If any of the above occurred, funds from operations and the Company's ability to make expected distributions to stockholders could be adversely affected.

         Development of New Communities. The Company is not restricted from engaging in the development of new communities in the future. The manufactured housing community development business involves significant risks in addition to those involved in the ownership and operation of established manufactured housing communities, including the risks that financing may not be available on favorable terms for development projects, that construction and lease-up may not be completed on schedule resulting in increased debt service expense and construction costs, that long-term financing may not be available upon completion of construction, and that sites may not be leased on profitable terms. If the Company entered the manufactured housing community development business, and if any of the above occurred, the Company's ability to make expected distributions to stockholders could be adversely affected.

         Rent Control Legislation. State and local rent control laws in certain jurisdictions may limit the Company's ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. Enactment of such laws has been considered from time to time in other jurisdictions. Certain of the Properties are located, and the Company may purchase additional properties, in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted.

         Environmental Matters. Under various Federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management, and development of real properties, the Company or the Operating Partnership, as the case may be, may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. All of the Properties have been subject to a Phase I or similar environmental audit (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. These environmental audits have not revealed any significant environmental liability that would have a material adverse effect on the Company's business. No assurances can be given that existing environmental studies with respect to any of the Properties reveal all environmental liabilities, that any prior owner of a Property did not create any material environmental condition not known to the Company, or that a material environmental condition does not otherwise exist as to any one or more Properties.

         Uninsured Loss. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage, and rental loss insurance with respect to the Properties with policy specifications, limits, and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

         Taxation as a Corporation. The Company expects to qualify and has made an election to be taxed as a REIT under the Code, commencing with the calendar year beginning January 1, 1994. Although the Company believes that it is organized and will operate in such a manner, no assurance can be given that the Company is organized or will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

         If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of the Company available for investment or distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made.

         Other Tax Liabilities. Even though the Company qualifies as a REIT, it is subject to certain Federal, state and local taxes on its income and property. In addition, the management operations relating to the Properties subject to the mortgages granted in connection with the Mortgage Debt and the Company's sales operations, which are conducted through Sun Management and Home Services, respectively, generally will be subject to Federal income tax at regular corporate rates.

ADVERSE EFFECT OF DISTRIBUTION REQUIREMENTS

         The Company may be required from time to time, under certain circumstances, to accrue as income for tax purposes interest and rent earned but not yet received. In such event, the Company could have taxable income without sufficient cash to enable the Company to meet the distribution requirements of a REIT. Accordingly, the Company could be required to borrow funds or liquidate investments on adverse terms in order to meet such distribution requirements.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A PARTNERSHIP

         The Company believes that the Operating Partnership and the Financing Partnership have each been organized as partnerships and will qualify for treatment as such under the Code. If the Operating Partnership and the Financing Partnership fail to qualify for such treatment under the Code, the Company would cease to qualify as a REIT, and the Operating Partnership and the Financing Partnership would be subject to Federal income tax (including any alternative minimum tax) on their income at corporate rates.

ADVERSE EFFECT ON PRICE OF SHARES AVAILABLE FOR FUTURE SALE

         Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Principals hold 943,456 shares of Common Stock. In addition, up to 3,208,519 shares of Common Stock may be issued in the future to the Principals, the general partners of the Sun Partnerships other than the Principals (the "Former General Partners"), and the sellers of certain properties as a result of the potential redemption of their outstanding OP Units (both Common and Preferred OP Units). Except in certain limited circumstances or with the prior written consent of Lehman Brothers Inc. and the Company, the Principals and the Former General Partners may not sell more than one-third of such holder's shares prior to December 15, 1995 or two-thirds of such holders' shares prior to December 15, 1996. After December 15, 1996, the Principals and the Former General Partners may sell remaining unsold shares pursuant to registration rights or an available exemption from registration. Also, the former owner of one of the Properties will be issued OP Units with an aggregate value of $10.85 million over the 11-year period beginning in January 1997 and continuing on an annual basis through 2007. In addition, 1,461,513 shares have been reserved for issuance pursuant to the Plans (of which 353,997 shares were issued to the Principals upon the exercise of options pursuant to the Employee Option Plan), and the Principals' employment agreements provide for incentive compensation payable in shares of Common Stock. These shares may be sold without the consent of Lehman Brothers Inc. and the Company. No prediction can be made regarding the effect that future sales of shares of Common Stock will have on the market price of shares.

ADVERSE EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK

         One of the factors that may influence the price of the Company's shares in the public market will be the annual distributions to stockholders relative to the prevailing market price of the Common Stock. An increase in market interest rates may tend to make the Common Stock less attractive relative to other investments, which could adversely affect the market price of Common Stock.

                              SELLING STOCKHOLDERS

         The following table sets forth: (i) the name of each Selling Stockholder, whose name is known as of the date of the filing of the registration statement of which this Prospectus forms a part, under the Plans who may sell Common Stock pursuant to this Prospectus; (ii) his position with the Company and its predecessors over the last three years; (iii) the number of shares of Common Stock owned (or subject to option) by each such Selling Stockholder as of the date of this Prospectus; (iv) the number of shares of Common Stock which may be offered and are being registered for the account of each Selling Stockholder by this Prospectus; and (v) the amount of the class to be owned by each such Selling Stockholder if such Selling Stockholder were to sell all of the shares of Common Stock covered by this Prospectus. There can be no assurance that any of the Selling Stockholders will offer for sale or sell any or all of the Shares offered by them pursuant to this Prospectus. Options or shares of Common Stock may be issued under either of the Plans in amounts and to persons not presently known by the Company; when known, such persons, their holdings of Common Stock and certain other information may be included in a subsequent version of this Prospectus.

                                                       NUMBER OF                            NUMBER OF
                                                      SHARES HELD        NUMBER OF      SHARES OWNED IF ALL
                                                     PRIOR TO THIS         SHARES           REGISTERED
                               POSITION WITH         REGISTRATION/         TO BE          HEREUNDER WERE
           NAME                    COMPANY            PERCENTAGE(1)      REGISTERED       SOLD/PERCENTAGE
       ------------             -------------        --------------    --------------    -----------------
 Milton M. Shiffman            Chairman of the          379,216/2.5%           73,567            305,649/2%
                                  Board(2)
 Gary A. Shiffman              Chief Executive          664,240/4.4%          380,430          283,810/1.9%
                             Officer, President
                               and Director(3)

 Jeffrey P. Jorissen             Senior Vice                88,225/*           70,000              18,225/*
                                 President,
                              Treasurer, Chief
                              Financial Officer
                              and Secretary(4)

 Gilbert Opaleski                  None(5)                  21,047/*            1,750              19,297/*
 Brian W. Fannon                 Senior Vice                62,100/*           55,000               7,100/*
                             President and Chief
                            Operating Officer(6)

 Jonathan M. Colman             Senior Vice                 32,500/*           27,500               5,000/*
                                 President-
                               Acquisitions(7)
 Paul D. Lapides                 Director(8)                 3,500/*            2,500               1,000/*

 Clunet R. Lewis                 Director(8)                 4,500/*            2,500               2,000/*



                                     -10-


 Ted J. Simon                    Director(8)                 3,500/*            2,500               1,000/*
 Carl R. Weinert                 Director(8)                 2,500/*            2,500                 0/0

 Ronald L. Piasecki              Director(9)                 2,500/*            2,500                 0/0

- ----------------------------------


* Less than one percent.

(1) For purposes of this table, the number of shares owned prior to this Registration Statement includes all shares which would be owned if all options granted under the Plans were exercised.

(2) Mr. Shiffman has been the Chairman of the Board since the Company's inception.

(3) Mr. Shiffman has been the President and a director of the Company since its inception. Mr. Shiffman became the Chief Executive Officer of the Company in October 1994.

(4) Mr. Jorissen has been Chief Financial Officer and Secretary since August 1993 and Senior Vice President and Treasurer since December 1993.

(5) From August 1993 until February 1996, Mr. Opaleski was a Vice President-Property Management of the Company.

(6)      Mr. Fannon joined the Company in May 1994 as Senior Vice
         President-Operations and became Chief Operating Officer in 1995.

(7) Mr. Colman joined the Company in 1994 as Vice President-Acquisitions and became a Senior Vice President in 1995.

(8) Messrs. Lapides, Lewis, Simon and Weinert have been directors of the Company since December 1993.

(9)      Mr. Piasecki joined the Company's Board of Directors in May 1996.


                              PLAN OF DISTRIBUTION

         The Selling Stockholders have not advised the Company of any specific plans for distribution of the Shares offered hereby, but it is anticipated that the Selling Stockholders (or their pledgees, donees, transferees or other successors in interest) may sell all or a portion of the Shares from time to time to purchasers directly or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Shares for whom they may act as agent. The Selling Stockholders will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the Shares might be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of any of the Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate principal amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions or other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

         The Shares may be sold on the NYSE at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer for its account pursuant to this Prospectus; or (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. Shares of Common Stock covered by this Prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant tho this Prospectus. The Selling Stockholders will be subject to applicable provisions of the Exchange Act, including without limitation, Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders.

                                 LEGAL MATTERS

         The legality of the Common Stock offered hereby will be passed upon for the Company by Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Detroit, Michigan.

                                    EXPERTS

         The consolidated financial statements and consolidated financial statement schedules of the Company as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's charter authorizes the Company to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Company's bylaws obligate it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The Maryland General Corporation Law (the "MGCL") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (a) was committed in bad faith or, (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

         The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that:
(i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

         (a) The Company's latest annual report filed pursuant to Section 13 or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

         (c) The description of the Common Stock contained in the Company's registration statements filed under Section 12(g) of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in this Registration Statement or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's charter authorizes the Company to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Company's bylaws obligate it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The Maryland General Corporation Law (the "MGCL") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (a) was committed in bad faith or, (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

         The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that:
(i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

         In June 1995, Dr. Milton Shiffman exercised options to purchase 48,567 shares of Common Stock, which were granted in connection with the Employee Option Plan. Upon the exercise of such options, the Company issued 48,567 shares of Common Stock to Dr. Shiffman in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. Dr. Shiffman represented that he was acquiring such shares for investment purposes and not with a view to distribution within the meaning of the Securities Act. The stock certificate evidencing such shares bears a restrictive legend.

         In July 1995, Mr. Gary Shiffman exercised options to purchase 305,430 shares of Common Stock, which were granted in connection with the Employee Option Plan. Upon the exercise of such options, the Company issued 305,430 shares of Common Stock to Mr. Shiffman in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. Mr. Shiffman represented that he was acquiring such shares for investment purposes and not with a view to distribution within the meaning of the Securities Act. The stock certificate evidencing such shares bears a restrictive legend.

         In June 1996, Mr. Gilbert Opaleski, a former employee of the Company, exercised options to purchase 500 shares of Common Stock and, in August 1996, Mr. Opaleski exercised options to purchase 1,250 shares of Common Stock. Both of these options were granted in connection with the Employee Option Plan. Upon the exercise of such options, the Company issued an aggregate of 1,750 shares of Common Stock to Mr. Opaleski in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. Mr. Opaleski represented that he was acquiring such shares for investment purposes and not with a view to distribution within the meaning of the Securities Act. The stock certificates evidencing such shares bear a restrictive legend.

         In December 1995, Mr. Carl Weinert exercised options to purchase 833 shares of Common Stock and, in August 1996, Mr. Weinert exercised options to purchase 833 shares of Common Stock. Both of these options were granted in connection with the Director Option Plan. Upon the exercise of such options, the Company issued an aggregate of 1,666 shares of Common Stock to Mr. Weinert in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. Mr. Weinert represented that he was acquiring such shares for investment purposes and not with a view to distribution within the meaning of the Securities Act. The stock certificates evidencing such shares bear a restrictive legend.

         In December 1995, Mr. Paul Lapides exercised options to purchase 500 shares of Common Stock, which were granted in connection with the Director Option Plan. Upon the exercise of such options, the Company issued 500 shares of Common Stock to Mr. Lapides in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. Mr. Lapides represented that he was acquiring such shares for investment purposes and not with a view to distribution within the meaning of the Securities Act. The stock certificate evidencing such shares bears a restrictive legend.

         In June 1996, Mr. Ted Simon exercised options to purchase 500 shares of Common Stock, which were granted in connection with the Director Option Plan. Upon the exercise of such options, the Company issued 500 shares of Common Stock to Mr. Simon in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. Mr. Simon represented that he was acquiring such shares for investment purposes and not with a view to distribution within the meaning of the Securities Act. The stock certificate evidencing such shares bears a restrictive legend.

ITEM 8.   EXHIBITS

          The exhibits filed herewith are set forth on the exhibit index filed as part of this Registration Statement.

ITEM 9.   UNDERTAKINGS

          (a)        The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii)to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

             Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, on September 9, 1996.

                                SUN COMMUNITIES, INC., a Maryland corporation

                                By:  /s/ Gary A. Shiffman
                                     ------------------------------------------
                                     Gary A. Shiffman, President


                               POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Milton M. Shiffman, Gary A. Shiffman, and Jeffrey P. Jorissen, or either of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                   NAME                                                      TITLE                                     DATE
 /s/ Milton M. Shiffman                                        Chairman of the Board of Directors                September 9, 1996
 -----------------------------------------------------------
         Milton M. Shiffman
 /s/ Gary A. Shiffman                                          Chief Executive Officer, President, and           September 9, 1996
 -----------------------------------------------------------   Director
         Gary A. Shiffman

 /s/ Jeffrey P. Jorissen                                       Chief Financial Officer, Senior Vice              September 9, 1996
 -----------------------------------------------------------   President, Secretary, and Principal Accounting
         Jeffrey P. Jorissen                                   Officer


 /s/ Carl R. Weinert                                           Director                                          September 9, 1996
 -----------------------------------------------------------
         Carl R. Weinert
 /s/ Paul D. Lapides                                           Director                                          September 9, 1996
 -----------------------------------------------------------
         Paul D. Lapides

 /s/ Ted J. Simon                                              Director                                          September 9, 1996
 -----------------------------------------------------------
         Ted J. Simon
 /s/ Ronald L. Piasecki                                        Director                                          September 9, 1996
 -----------------------------------------------------------
         Ronald L. Piasecki

 /s/ Clunet R. Lewis                                           Director                                          September 9, 1996
 -----------------------------------------------------------
         Clunet R. Lewis





                             SUN COMMUNITIES, INC.

                                 EXHIBIT INDEX

                                                                                                                      SEQUENTIALLY
           EXHIBIT                                                                                                      NUMBERED
           NUMBER                                             DESCRIPTION                                                PAGE
           ------                                             -----------                                            -------------

           4.1          Amended and Restated 1993 Stock Option Plan
           4.2          Amended and Restated 1993 Non-Employee Director Stock Option Plan

           4.3          Form of Stock Option Agreement between the Company and certain directors, officers and            (1)
                        other individuals

           4.4          Form of Non-Employee Director Stock Option Agreement between the Company and certain              (2)
                        directors
           5.1          Opinion of Jaffe, Raitt, Heuer & Weiss, P.C. with respect to the validity of the shares of Common Stock underlying options registered hereby

           23.1         Consent of Jaffe, Raitt, Heuer & Weiss, P.C. (included as part of Exhibit 5.1)
           23.2         Consent of Coopers & Lybrand L.L.P., independent accountants

           24.1         Power of Attorney (included on the signature page of this Registration Statement)



- ---------------

(1) Incorporated by reference to the Company's Registration Statement No. 33-69340.

(2) Incorporated by reference to the Company's Registration Statement No. 33-80972.